Exhibit 99.1

Papa John’s Announces Fourth Quarter and Full-Year 2010 Results

Fourth Quarter EPS Increased 24.4% over Prior Year, Excluding BIBP; 2011 Earnings Guidance Reaffirmed

LOUISVILLE, Ky.--(BUSINESS WIRE)--February 22, 2011--Papa John’s International, Inc. (NASDAQ: PZZA):

Highlights

  Earnings per diluted share, excluding the impact of the franchisee-owned BIBP cheese purchasing entity, of $0.51 in fourth quarter 2010 vs. $0.41 in fourth quarter 2009 and $1.80 for full-year 2010 vs. $1.50 for full-year 2009
  Earnings per diluted share, including the results of BIBP, of $0.55 in fourth quarter 2010 vs. $0.49 in fourth quarter 2009 and $1.96 in full-year 2010 vs. $2.06 in full-year 2009
  Domestic system-wide comparable sales increased 0.7% for the fourth quarter and were even for the full year, representing the seventh consecutive year for even or positive domestic system-wide comparable sales
  International franchise system sales increased 21% for the fourth quarter and 17% for the full year
  Record global restaurant sales in 2010, including $1.9 billion for franchised restaurants and $500 million for company-owned restaurants (a combined increase of 3.0%)
  Achieved 63 worldwide net unit openings during the quarter and 177 for the full year
  Year-end BIBP deficit eliminated as part of multi-year National Marketing Fund agreement with domestic franchisees; the company intends to eliminate pro forma reporting for BIBP impact beginning with Q1 2011

Papa John’s International, Inc. (NASDAQ: PZZA) today announced revenues of $286.8 million for the fourth quarter of 2010, representing an increase of 5.2% from revenues of $272.8 million for the fourth quarter of 2009. Net income for the fourth quarter of 2010 was $14.0 million, or $0.55 per diluted share (including after-tax income of $843,000, or $0.04 per diluted share, from the consolidation of the results of the franchisee-owned cheese purchasing company, BIBP Commodities, Inc. (“BIBP”), a variable interest entity), compared to 2009 fourth quarter net income of $13.7 million, or $0.49 per diluted share (including after-tax income of $1.3 million, or $0.05 per diluted share, from the consolidation of BIBP and a gain of $1.0 million, or $0.03 per diluted share from the finalization of certain income tax issues).

Consolidated revenues for 2010 were $1.13 billion, representing an increase of 4.4% from consolidated revenues of $1.08 billion for 2009. Net income for 2010 was $51.9 million, or $1.96 per diluted share (including after-tax income of $4.3 million, or $0.16 per diluted share, from the consolidation of BIBP), compared to net income of $57.5 million, or $2.06 per diluted share, for 2009 (including after-tax income of $14.6 million, or $0.52 per diluted share, from the consolidation of BIBP and a gain of $1.0 million, or $0.04 per diluted share, from the finalization of certain income tax issues).

“We are very pleased with our results in 2010 in a challenging economy and changing pizza category,” commented Papa John’s Founder, Chairman and co-Chief Executive Officer, John Schnatter. “For our system to have grown sales and transactions in 2010, in the face of unprecedented levels of competitive media spending and discounting in the pizza category, is a testament to the strength of our brand and the quality of our operators.”

“The Papa John’s brand continues to grow, with record global restaurant sales, including $1.9 billion for global franchised restaurants and $500 million for global company-owned restaurants, or a combined increase of 3.0%, and 177 net worldwide restaurant openings during 2010,” said Papa John’s President and co-Chief Executive Officer, Jude Thompson. “Our domestic operators have now posted positive transaction growth for seven consecutive quarters, and this trend has continued into 2011. We look forward to continued growth and momentum in our international business in 2011, as well.”

Non-GAAP Measures

Certain financial measures we present in this press release exclude the impact of the consolidation of BIBP and the finalization of certain income tax issues, which are not measures that are defined in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP measures should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures. Management believes the financial information excluding the impact of BIBP and the finalization of certain income tax issues is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. Management analyzes the company’s business performance and trends excluding the impact of BIBP and the finalization of certain income tax issues because they are not indicative of our principal operating activities. In addition, annual cash bonuses, and certain long-term incentive programs for various levels of management, are based on financial measures that exclude the impact of the consolidation of BIBP and the finalization of certain income tax issues. The presentation of the non-GAAP measures in this press release is made alongside the most directly comparable GAAP measures.

The company provides the following table to reconcile the financial results we present in this press release excluding the impact of BIBP and the finalization of certain income tax issues to our GAAP financial measures for the fourth quarters and years ended December 26, 2010 and December 27, 2009.

	Fourth Quarter		Year Ended
	Dec. 26,	Dec. 27,	Dec. 26,	Dec. 27,
(In thousands, except per share amounts)	2010	2009	2010	2009

Pre-tax income, net of noncontrolling interests, as reported	$20,336	$18,591	$78,796	$86,438
Income from BIBP cheese purchasing entity (1)	(1,299)	(1,560)	(6,804)	(22,543)
Pre-tax income, net of noncontrolling interests,
excluding BIBP (1)	$19,037	$17,031	$71,992	$63,895

Net income, as reported	$14,025	$13,698	$51,940	$57,453
Income from BIBP cheese purchasing entity (1)	(843)	(1,300)	(4,339)	(14,586)
Gain from finalization of certain income tax issues (2)	-	(967)	-	(967)
Net income, excluding BIBP (1)	$13,182	$11,431	$47,601	$41,900

Earnings per diluted share, as reported	$0.55	$0.49	$1.96	$2.06
Income from BIBP cheese purchasing entity (1)	(0.04)	(0.05)	(0.16)	(0.52)
Gain from finalization of certain income tax issues (2)	-	(0.03)	-	(0.04)
Earnings per diluted share, excluding BIBP (1)	$0.51	$0.41	$1.80	$1.50

Cash flow from operations, as reported			$89,096	$100,070
Net cash flows from BIBP cheese purchasing entity (1)			(6,804)	(22,543)
Cash flow from operations, excluding BIBP			$82,292	$77,527

(1) The fourth quarter and full-year 2010 results exclude the reduction in BIBP's cost of sales of $14.2 million ($9.2 million after-tax or $0.36 per diluted share for the fourth quarter and $0.35 per diluted share for the year) associated with PJ Food Service's agreement to pay to BIBP for past cheese purchases an amount equal to its accumulated deficit.

(2) The finalization of tax issues was not significant in 2010.

In this press release, we refer to global restaurant sales, representing global franchised restaurant sales and global company-owned restaurant sales. Management believes global restaurant sales information is useful in analyzing our results because our franchisees pay royalties that are based on a percentage of franchise sales, and franchise sales generate commissary revenue in the United States and in certain international markets. Global restaurant sales information is also useful in analyzing industry trends and the strength of our brand. Franchise restaurant sales are not included in company revenues.

Revenues Comparison

Fourth Quarter

Consolidated revenues were $286.8 million for the fourth quarter of 2010, an increase of $14.1 million, or 5.2%, over the corresponding 2009 period. The increase in revenues was primarily due to the following:

  Domestic company-owned restaurant sales increased $3.5 million, or 2.8%, primarily due to a 2.1% increase in comparable sales. The increase in comparable sales was due to an increase in customer traffic, partially offset by a decline in our average ticket price as a result of increased levels of discounting, as compared to the prior year’s fourth quarter.
  Franchise royalties revenue increased $1.2 million primarily due to an increase in the royalty rate (the standard royalty rate for the majority of domestic franchise restaurants increased from 4.25% to 4.50% in September 2009, and increased to 4.75% in the first quarter of 2010).
  Domestic commissary sales increased $8.8 million, or 8.2%, primarily due to an increase in sales volumes and an increase in commodities costs, substantially all of which were passed through in pricing to the restaurants.
  International revenues increased $1.6 million primarily due to an increase in the number of our franchised international restaurants.

The increases noted above were partially offset by a $1.1 million decline in domestic other sales primarily due to a decline in sales at our print and promotions subsidiary, Preferred Marketing Solutions (Preferred).

Full Year

Consolidated revenues were $1.13 billion for full year 2010, an increase of $47.8 million, or 4.4%, over the corresponding 2009 period. The increase in revenues was primarily due to the following:

  Franchise royalties revenue increased $7.3 million primarily due to an increase in the royalty rate as noted above.
  Domestic commissary sales increased $36.8 million primarily due to an increase in sales volumes.
  International revenues increased $6.5 million primarily due to an increase in the number of franchised international restaurants.

The increases noted above were partially offset by a $2.1 million decline in domestic other sales primarily due to a decline in sales at Preferred. Additionally, domestic company-owned restaurant sales decreased approximately $550,000 primarily due to a decrease of 0.6% in comparable sales for domestic company-owned restaurants for the year.

Operating Results and Cash Flow

Operating Results

Our pre-tax income, net of noncontrolling interests, for the fourth quarter of 2010 was $20.3 million, compared to $18.6 million for the corresponding period in 2009. For the year ended December 26, 2010, pre-tax income, net of noncontrolling interests, was $78.8 million compared to $86.4 million for the corresponding period in 2009. Excluding the impact of BIBP, as shown in the previous table, fourth-quarter 2010 pre-tax income, net of noncontrolling interests, was $19.0 million, an increase of $2.0 million from the 2009 comparable results of $17.0 million. For the year ended December 26, 2010, pre-tax income, net of noncontrolling interests, excluding BIBP was $72.0 million, an increase of $8.1 million, or 12.7%, from the 2009 comparable results of $63.9 million.

An analysis of the changes in pre-tax income, net of noncontrolling interests, for the fourth quarter and year ended December 26, 2010, respectively (excluding the impact of BIBP), is summarized as follows (analyzed on a segment basis -- see the Summary Financial Data table that follows for the reconciliation of segment income to consolidated income below):

  Domestic Company-owned Restaurant Segment. Domestic company-owned restaurants’ operating income was $6.0 million for the fourth quarter of 2010 as compared to $6.9 million in the comparable 2009 period. For the year ended December 26, 2010, operating income was $31.6 million compared to $34.9 million in the comparable 2009 period. The decrease in operating income of $900,000 in the fourth quarter 2010 was primarily due to a decline in operating margin from lower average ticket prices due to increased levels of discounting and higher commodities and advertising costs, partially offset by increased customer traffic. The decrease in full-year operating income of $3.3 million was due to a decline in operating margin from lower average ticket prices due to increased levels of discounting, partially offset by increased customer traffic and reductions in labor costs as a result of labor efficiencies from implemented initiatives. The fourth quarter and full year of 2009 included restaurant closure costs of approximately $600,000 and $700,000, respectively. There were no significant closure costs in 2010.

Restaurant operating margin as externally reported was 18.7% for the fourth quarter of 2010, compared to 19.9% for the fourth quarter of 2009 and 20.2% for the full year 2010, compared to 21.8% for the full year 2009. Excluding the impact of the consolidation of BIBP, restaurant operating margin was 18.4% for the fourth quarter of 2010, compared to 19.6% in the fourth quarter of 2009, and was 19.9% for the full year 2010 compared to 20.7% for the full year 2009. The declines in operating margins were primarily due to increased levels of discounting.

  Domestic Commissary Segment. Domestic commissaries’ operating income decreased $13.1 million and $15.2 million for the fourth quarter and full-year 2010 as follows (in thousands):
	Fourth Quarter			Year Ended
	Dec. 26,	Dec. 27,	Increase	Dec. 26,	Dec. 27,	Increase
	2010	2009	(decrease)	2010	2009	(decrease)

Operating income before the increase in cost of sales - BIBP agreement	$7,761	$6,758	$1,003	$28,338	$29,393	$(1,055)
Increase in cost of sales - BIBP agreement	(14,150)	-	(14,150)	(14,150)	-	(14,150)
Total segment operating income (loss)	$(6,389)	$6,758	$(13,147)	$14,188	$29,393	$(15,205)

Domestic commissaries’ operating income, excluding the increase in cost of sales of $14.2 million associated with the agreement to pay BIBP for past cheese purchases in an amount equal to its accumulated deficit, was $7.8 million and $28.3 million for the fourth quarter and full year of 2010, respectively, as compared to $6.8 million and $29.4 million for the corresponding 2009 periods, respectively. The increase of $1.0 million for the fourth quarter was primarily due to a higher dollar gross margin resulting from increased sales volumes, partially offset by an increase in distribution costs due to higher volumes and fuel prices. The decrease of $1.1 million for the full year was primarily due to increased fuel costs, partially offset by an increase in sales volumes, although at a lower gross margin percentage. The full year 2010 gross margin percentage included the impact of commodities cost increases we absorbed for certain vegetable products resulting from harsh Florida winter weather and various rebate programs available to restaurants for achieving certain sales improvement targets. Full year 2009 included approximately $800,000 of management transition costs and $400,000 of costs associated with the closure of one of our commissaries.

  Domestic Franchising Segment. Domestic franchising operating income increased approximately $1.1 million to $15.2 million for the fourth quarter of 2010, as compared to $14.1 million in the fourth quarter of 2009, and increased $7.2 million to $60.9 million for the year ended December 26, 2010, as compared to $53.7 million in the corresponding 2009 period. The increases were primarily due to an increase in franchise royalties (the standard rate increased from 4.25% to 4.50% in September 2009, and increased to 4.75% in the first quarter of 2010). The impact of the royalty rate increase was partially offset by the impact of development incentive programs offered by the company in 2009 and 2010. Franchise and development fees were approximately $30,000 and $200,000 lower for the fourth quarter and year ending December 26, 2010, respectively, than the prior year periods, despite an increase of 28 and 90 domestic unit openings during the fourth quarter and full year, respectively, in 2010 as compared to the prior year. Additionally, we incurred incentive costs of $440,000 in the fourth quarter of 2010 and $1.0 million for the year ended December 26, 2010, compared to $215,000 and $440,000 in the comparable periods of the prior year.
  International Segment. The international segment reported operating losses of approximately $270,000 and $3.5 million for the fourth quarter and full year ended December 26, 2010, respectively, compared to losses of $522,000 and $3.1 million, respectively, in the same periods in 2009. The improvement in the fourth-quarter 2010 results, as compared to the corresponding 2009 period, was primarily due to improved results for our China company-owned operations. The increase in operating losses for the full year was due to increased personnel and franchise support costs as well as from costs associated with the opening of our new commissary in the United Kingdom, partially offset by increased revenues due to growth in the number of international units.
  All Others Segment. Operating income for the “All others” reporting segment decreased approximately $1.1 million and $850,000 for the fourth quarter and year ended December 26, 2010, as compared to the corresponding 2009 periods. The decrease for the fourth quarter was primarily due to declines in operating income at Preferred due to lower sales volumes, and increased costs in our online ordering business due to increased infrastructure and support attributable to the new online ordering system introduced in October 2010. The decline for the full year was primarily due to the above-noted increase in online system support costs, partially offset by an improvement in operating results at Preferred, primarily due to cost reductions implemented in 2009 and 2010.

  Unallocated Corporate Segment. Unallocated corporate expenses decreased approximately $1.8 million and $6.5 million for the fourth quarter and year ended December 26, 2010, respectively, as compared to the corresponding 2009 periods. The components of unallocated corporate expenses were as follows (in thousands):
	Fourth Quarter			Year Ended
	Dec. 26,	Dec. 27,	Increase	Dec. 26,	Dec. 27,	Increase
	2010	2009	(decrease)	2010	2009	(decrease)

General and administrative (a)	$5,088	$4,189	$899	$25,823	$26,893	$(1,070)
Net interest	1,033	1,065	(32)	4,120	4,251	(131)
Depreciation	2,179	2,233	(54)	8,873	8,684	189
Franchise support initiatives (b)	2,239	3,961	(1,722)	6,489	9,556	(3,067)
Provision (credit) for uncollectible accounts and notes receivable (c)	(775)	(188)	(587)	(340)	1,172	(1,512)
Other income (d)	(461)	(194)	(267)	(1,699)	(801)	(898)
Total unallocated corporate expenses	$9,303	$11,066	$(1,763)	$43,266	$49,755	$(6,489)

(a) Unallocated general and administrative (G&A) costs increased in the fourth quarter of 2010 primarily due to an increase in short-term incentive compensation expense. The decrease in G&A costs for the full year was primarily due to lower costs of salaries and benefits, resulting from fewer employees and the fact that the prior year included $800,000 in litigation settlement costs. Severance costs, net of forfeitures of unvested stock awards, were approximately $900,000 for the full year 2010, as compared to $1.3 million in the corresponding 2009 period. These reductions were partially offset by an increase in short-term incentive compensation expense.

(b) Franchise support initiatives primarily consist of discretionary contributions to the national marketing fund and other local advertising cooperatives.

(c) The reductions in the provisions for uncollectible accounts and notes receivable for both the fourth quarter and full year were primarily due to the collection of certain accounts that were previously reserved.

(d) The increase in other income for both the fourth quarter and full-year periods of 2010 was primarily due to sales of point-of-sale systems associated with additional domestic openings.

The company recorded reductions in its customary income tax expense of $550,000 in both the fourth quarter and full-year 2010, compared to $1.2 million in both the fourth quarter and full-year 2009, as a result of the finalization of certain income tax issues. Our effective income tax rates were 29.8% and 32.6%, respectively, for the fourth quarter and year ended December 26, 2010, as compared to 25.2% and 32.1%, respectively, for the corresponding 2009 periods (29.5% and 32.3%, respectively, excluding BIBP, for the fourth quarter and year ended December 26, 2010 and 25.9% and 31.1%, respectively, excluding BIBP, for the fourth quarter and year ended December 27, 2009). Our effective income tax rate may fluctuate from quarter to quarter for various reasons, including settlement or resolution of specific federal and state issues.

Cash Flow

Net cash provided by operating activities was $89.1 million for the full year 2010 as compared to $100.1 million in 2009. BIBP contributed approximately $6.8 million of cash flow from operations for the full year 2010 and approximately $22.5 million in 2009. Excluding BIBP, cash flow from operations was $82.3 million in 2010, as compared to $77.5 million in 2009, primarily due to higher net income.

Our net debt position, defined as total debt less cash and cash equivalents, was $52.8 million at December 26, 2010, compared to $73.6 million at December 27, 2009.

Form 10-K Filing

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for additional information concerning our operating results and cash flow for the full year ended December 26, 2010.

Domestic System-Wide Comparable Sales and Unit Count

Domestic system-wide comparable sales for the fourth quarter of 2010 increased 0.7% (comprised of a 2.1% increase at company-owned restaurants and a 0.3% increase at franchised restaurants). Domestic system-wide comparable sales for the year ended December 26, 2010 were even (comprised of a 0.6% decrease at company-owned restaurants and a 0.3% increase at franchised restaurants). An increase in customer traffic for both the fourth quarter and year ended December 26, 2010 was offset by a decline in the average ticket price due to increased levels of discounting. The comparable sales percentage represents the change in year-over-year sales for the same base of restaurants for the same calendar period.

During the fourth quarter of 2010, 50 domestic restaurants (one company-owned and 49 franchised) were opened and 27 domestic franchised restaurants were closed. For the full year of 2010, we opened 174 domestic restaurants (five company-owned and 169 franchised) and closed 84 restaurants (two company-owned and 82 franchised). The franchised restaurant closings included 11 non-traditional units located in Six Flags theme parks in connection with our decision not to renew our sponsorship agreement. The remaining four Six Flags units will close in the first quarter of 2011. Our total domestic development pipeline as of December 26, 2010 included more than 300 restaurants, 80% of which are scheduled to open over the next two to three years.

At December 26, 2010, there were 3,646 Papa John’s restaurants (612 company-owned and 3,034 franchised) operating in all 50 states and in 32 countries. The company-owned restaurants include 127 restaurants operated in majority-owned domestic joint venture arrangements, the operating results of which are fully consolidated into the company’s results.

International Update

Highlights:

  International franchise system sales increased approximately 21% to $80.6 million in the fourth quarter of 2010, from $66.5 million in the fourth quarter of 2009 and increased approximately 17% to $295.9 million for the year ended December 26, 2010, from $251.8 million in the comparable period in 2009. The impact of foreign currency exchange rates was not material to the fourth quarter and year ended December 26, 2010.
  During the fourth quarter of 2010, 55 international restaurants were opened (two company-owned and 53 franchised) while 15 international restaurants were closed (one company-owned and 14 franchised). For the year ended December 26, 2010, 151 international restaurants were opened (eight company-owned and 143 franchised) while 64 international restaurants were closed (two company-owned and 62 franchised). In 2010, we closed all of the 25 franchised restaurants in Saudi Arabia. We expect to begin reopening restaurants in this country in 2011 under a new franchise ownership and management structure.
  During the fourth quarter of 2010, our franchisees in Morocco, Panama and the Philippines opened their first Papa John’s restaurants.

As of December 26, 2010, there were 775 Papa John’s restaurants operating internationally in 32 countries (21 company-owned and 754 franchised), of which 226 were located in China and Korea and 182 were located in the United Kingdom and Ireland. Our total international development pipeline as of December 26, 2010 included approximately 1,200 restaurants, the substantial majority of which are scheduled to open over the next seven years.

As previously announced, the company realigned management responsibility for Hawaii, Alaska, and Canada from International to the domestic operations team beginning in 2011 in order to better leverage existing infrastructure and systems. Hawaii, Alaska, and Canada consist solely of franchise operations, and the realigned business segment will be referred to as North America Franchising. This realignment will be initially reflected in financial information reported in the first quarter 2011 earnings release and Form 10-Q. Prior year income statement and segment results will be reclassified at that time to be presented consistently with the new alignment. The realignment is expected to shift approximately $1.4 million of operating income from the International segment to the North America Franchising segment in 2011, and will result in the reclassified International operations having 709 units and a development pipeline of approximately 1,100 units at the beginning of 2011.

Multi-Year National Marketing Fund Agreement

As previously announced, we reached an agreement with franchisees for a multi-year National Marketing Fund contribution rate, which included: (i) PJ Food Service’s agreement to pay to BIBP for past cheese purchases an amount equal to its accumulated deficit of approximately $14.2 million at December 26, 2010; and (ii) the opportunity for franchisees to earn quarterly rebates of a portion of the 5.0% royalty upon achieving certain sales growth targets and by making specified re-image investments in their restaurants. We expect this agreement to primarily represent a shift, as opposed to an increase, in total marketing spend, and believe an increase in marketing spend on a national basis will improve the consistency of the overall marketing message and favorably impact brand awareness, particularly in regions of the country where the brand is currently underpenetrated.

Share Repurchase Activity

The company repurchased 143,000 shares of its common stock at an average price of $25.84 per share, or a total of $3.7 million, during the three months ended December 26, 2010, and repurchased 1.9 million shares at an average of $24.94 per share, or a total of $46.9 million, during the full year ended December 26, 2010. A total of 356,000 shares of common stock were issued upon the exercise of stock options during 2010.

Subsequent to year-end through February 15, 2011, the company repurchased 66,000 shares at a total cost of $1.8 million, or $27.93 per share average cost. Approximately $35.0 million remained available under the company’s share repurchase program at February 15, 2011.

The company utilizes a written trading plan under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, to facilitate the repurchase of shares of our common stock under this share repurchase program. There can be no assurance that we will repurchase shares of our common stock either through our Rule 10b5-1 trading plan or otherwise. We may terminate the Rule 10b5-1 trading plan at any time.

There were 25.7 million diluted weighted average shares outstanding for the fourth quarter of 2010, as compared to 27.7 million for the fourth quarter of 2009, a 7.2% decrease. Approximately 25.5 million actual shares of the company’s common stock were outstanding as of December 26, 2010.

The company’s share repurchase activity increased earnings per diluted share, excluding the impact of the consolidation of BIBP, by $0.03 for the full year of 2010 (no impact for the fourth quarter).

2011 Earnings Guidance Reaffirmed

The company reaffirmed its previously issued guidance for 2011, including earnings per diluted share of a range of $2.00 to $2.12, or an increase of 14% at the mid-point of the range over 2010 earnings per diluted share of $1.80, excluding BIBP. In reaffirming its 2011 guidance, the company noted its belief that the favorable impact of early year sales results is expected to substantially mitigate the unfavorable impact of currently projected commodity cost increases, most notably cheese, throughout the remainder of the year. In connection with the company’s waiver of repayment of the BIBP deficit at 2010 year-end, and as a condition to participating in the incentive programs under the Multi-Year National Marketing Fund agreement, domestic franchisees are required to enter into a cheese purchasing agreement that will enable any future differences between the actual and formula price of cheese sold to franchisees to be reported by the company as changes in a payable to, or receivable from, franchisees as opposed to income or expense in the consolidated income statement. With substantially all of our domestic franchisees having signed a cheese purchase commitment, beginning with the first quarter of 2011, the company no longer plans to report earnings and earnings per share results on a pro forma non-GAAP basis to remove the impact of the consolidation of BIBP.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such statements may relate to projections concerning revenue, earnings, margins, unit growth and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to: changes in pricing or other marketing or promotional strategies by competitors which may adversely affect sales, including an increase in or continuation of the aggressive pricing and promotional environment; new product and concept developments by food industry competitors; the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably; general economic conditions and resulting impact on consumer buying habits; changes in consumer preferences; increases in or sustained high costs of food ingredients and other commodities, paper, utilities, fuel, employee compensation and benefits, insurance and similar costs (including the impact of the recently passed federal health care legislation); the ability of the company to pass along increases in or sustained high costs to franchisees or consumers; the impact of current or future legal claims and current or proposed legislation impacting our business; the impact that product recalls, food quality or safety issues, and general public health concerns could have on our restaurants; currency exchange and interest rates; and increased risks associated with our international operations, including economic and political conditions in our international markets and difficulty in meeting planned sales targets for our international operations. These and other risk factors are discussed in detail in “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 26, 2010. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Conference Call

A conference call is scheduled for February 23, 2011 at 10:00 a.m. Eastern Time to review the fourth quarter and full-year earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (pass code 83100365) for participation in the question and answer session. International participants may dial 253-237-1189 (pass code 83100365).

The conference call will be available for replay, including by downloadable podcast, beginning February 23, 2011, at approximately noon Eastern Time, through February 27, 2011, at midnight Eastern Time. The replay can be accessed from the company’s web site at www.papajohns.com or by dialing 800-642-1687 (pass code 83100365). International participants may dial 706-645-9291 (pass code 83100365).

Summary Financial Data Papa John's International, Inc. (Unaudited)

	Fourth Quarter		Year Ended
	Dec. 26,	Dec. 27,	Dec. 26,	Dec. 27,
(In thousands, except per share amounts)	2010	2009	2010	2009

Revenues	$286,838	$272,777	$1,126,397	$1,078,550

Income before income taxes, net of noncontrolling interests*	$20,336	$18,591	$78,796	$86,438

Net income	$14,025	$13,698	$51,940	$57,453

Earnings per share - assuming dilution	$0.55	$0.49	$1.96	$2.06

Weighted average shares outstanding - assuming dilution	25,687	27,679	26,468	27,909

EBITDA (1)	$29,692	$27,901	$115,666	$122,908

*The following is a summary of our income (loss) before income taxes, net of noncontrolling interests:

	Fourth Quarter		Year Ended
	Dec. 26,	Dec. 27,	Dec. 26,	Dec. 27,
(in thousands)	2010	2009	2010	2009

Domestic company-owned restaurants	$6,015	$6,912	$31,619	$34,894
Domestic commissaries (a)	(6,389)	6,758	14,188	29,393
Domestic franchising	15,177	14,057	60,908	53,690
International	(270)	(522)	(3,450)	(3,050)
All others	660	1,786	1,847	2,697
Unallocated corporate expenses	(9,303)	(11,066)	(43,266)	(49,755)
Elimination of intersegment profit	(190)	(52)	(519)	(218)
Income before income taxes, excluding BIBP (a)	5,700	17,873	61,327	67,651
BIBP, a variable interest entity (2) (a)	15,449	1,560	20,954	22,543
Less: noncontrolling interests	(813)	(842)	(3,485)	(3,756)
Total income before income taxes, net of noncontrolling interests	$20,336	$18,591	$78,796	$86,438

(a) PJFS agreed to pay to BIBP the amount equal to its accumulated deficit at December 26, 2010. Accordingly, BIBP recorded a decrease of $14.2 million in cost of sales and PJFS recorded a corresponding increase in cost of sales. This transaction did not have any impact on the company's 2010 consolidated income statement results since both PJFS and BIBP are fully consolidated. Income before income taxes, excluding BIBP was $19.9 million for the fourth quarter of 2010 and $75.5 million for the full year of 2010.

Summary Financial Data (continued) Papa John's International, Inc. (Unaudited)

The following is a reconciliation of EBITDA to net income (in thousands):

	Fourth Quarter		Year Ended
	Dec. 26,	Dec. 27,	Dec. 26,	Dec. 27,
	2010	2009	2010	2009

EBITDA (1)	$29,692	$27,901	$115,666	$122,908
Income tax expense	(6,311)	(4,893)	(26,856)	(28,985)
Net interest expense	(1,071)	(1,207)	(4,463)	(5,024)
Depreciation and amortization	(8,285)	(8,103)	(32,407)	(31,446)
Net income	$14,025	$13,698	$51,940	$57,453
The company's free cash flow for the last two years is as follows (in thousands):

	Year Ended
	Dec. 26,	Dec. 27,
	2010	2009

Net cash provided by operating activities	$89,096	$100,070
Pre-tax income from BIBP cheese purchasing entity	(6,804)	(22,543)
Purchases of property and equipment	(31,125)	(33,538)
Free cash flow (3)	$51,167	$43,989

(1) Management considers EBITDA to be a meaningful indicator of operating performance from operations before depreciation, amortization, net interest and income taxes. EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. While EBITDA should not be construed as a substitute for net income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States (“GAAP”), it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the company’s ability to fund its cash needs and it excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies. The above EBITDA calculation includes the operating results of BIBP Commodities, Inc., a variable interest entity.

(2) BIBP reported pre-tax income of approximately $15.4 million in the fourth quarter of 2010, which was composed of a reduction in cost of sales of $14.2 million associated with PJ Food Service’s agreement to pay to BIBP for past cheese purchases an amount equal to its accumulated deficit, and income associated with cheese sold to domestic company-owned and franchised restaurants of approximately $300,000 and $1.1 million, respectively, partially offset by interest expense on outstanding debt with Papa John’s. For the fourth quarter of 2009, BIBP reported pre-tax income of $1.6 million, which was primarily composed of income associated with cheese sold to domestic company-owned and franchised restaurants of approximately $400,000 and $1.3 million, respectively, partially offset by interest expense on outstanding debt with a third-party bank and Papa John’s.

BIBP reported pre-tax income of approximately $21.0 million for the year ended December 26, 2010, which was composed of the previously mentioned $14.2 million reduction in cost of sales, and income associated with cheese sold to domestic company-owned and franchised restaurants of approximately $1.7 million and $5.6 million, respectively, partially offset by interest expense on outstanding debt with Papa John’s. For the year ended December 27, 2009, BIBP reported pre-tax income of approximately $22.5 million, which was composed of income associated with cheese sold to domestic company-owned and franchised restaurants of approximately $5.5 million and $18.1 million, respectively, partially offset by interest expense on outstanding debt with a third-party bank and Papa John’s.

(3) Free cash flow is defined as net cash provided by operating activities (from the consolidated statements of cash flows) excluding the pre-tax income (loss) impact of BIBP, less the purchases of property and equipment. We view free cash flow as an important measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP and as a result our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 26, 2010	December 27, 2009	December 26, 2010	December 27, 2009
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)
Revenues:
Domestic:
Company-owned restaurant sales	$128,620	$125,124	$503,272	$503,818
Franchise royalties	17,136	15,959	68,358	61,012
Franchise and development fees	99	69	340	519
Commissary sales	116,046	107,236	454,506	417,689
Other sales	12,277	13,346	51,951	54,045
International:
Royalties and franchise and development fees	4,038	3,448	14,808	13,244
Restaurant and commissary sales	8,622	7,595	33,162	28,223
Total revenues	286,838	272,777	1,126,397	1,078,550

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	29,459	27,079	111,010	100,863
Salaries and benefits	34,925	35,935	137,840	146,116
Advertising and related costs	13,357	11,660	47,174	45,593
Occupancy costs	8,079	7,876	32,343	31,685
Other operating expenses	18,779	17,682	72,997	69,946
Total domestic Company-owned restaurant expenses	104,599	100,232	401,364	394,203

Domestic commissary and other expenses:
Cost of sales	97,241	90,558	382,150	348,265
Salaries and benefits	8,230	7,778	34,063	33,839
Other operating expenses	11,347	10,455	46,890	43,595
Total domestic commissary and other expenses	116,818	108,791	463,103	425,699

Loss (income) from the franchise cheese-purchasing program, net of noncontrolling interest	(1,061)	(1,343)	(5,634)	(18,079)
International operating expenses	7,596	6,519	29,429	24,356
General and administrative expenses	25,971	24,733	109,954	111,361
Other general expenses	2,410	5,102	9,030	14,346
Depreciation and amortization	8,285	8,103	32,407	31,446
Total costs and expenses	264,618	252,137	1,039,653	983,332

Operating income	22,220	20,640	86,744	95,218
Net interest expense	(1,071)	(1,207)	(4,463)	(5,024)
Income before income taxes	21,149	19,433	82,281	90,194
Income tax expense	6,311	4,893	26,856	28,985
Net income, including noncontrolling interests	14,838	14,540	55,425	61,209
Less: income attributable to noncontrolling interests	(813)	(842)	(3,485)	(3,756)
Net income, net of noncontrolling interests	$14,025	$13,698	$51,940	$57,453

Basic earnings per common share	$0.55	$0.50	$1.97	$2.07
Earnings per common share - assuming dilution	$0.55	$0.49	$1.96	$2.06

Basic weighted average shares outstanding	25,543	27,603	26,328	27,738
Diluted weighted average shares outstanding	25,687	27,679	26,468	27,909

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 26,	December 27,
	2010	2009
	(Note)	(Note)
(In thousands)

Assets
Current assets:
Cash and cash equivalents	$46,225	$25,457
Accounts receivable, net	25,357	22,119
Inventories	17,402	15,576
Prepaid expenses	10,009	8,695
Other current assets	3,732	3,748
Deferred income taxes	9,647	8,408
Total current assets	112,372	84,003

Investments	1,604	1,382
Net property and equipment	186,594	187,971
Notes receivable , net	17,354	16,359
Deferred income taxes	-	6,804
Goodwill	74,697	75,066
Other assets	23,320	22,141
Total assets	$415,941	$393,726

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$31,569	$26,990
Income and other taxes payable	6,140	5,854
Accrued expenses	52,978	54,241
Total current liabilities	90,687	87,085

Unearned franchise and development fees	6,596	5,668
Long-term debt, net of current portion	99,017	99,050
Other long-term liabilities	12,100	16,886
Deferred income taxes	341	-
Total liabilities	208,741	208,689

Total stockholders' equity	207,200	185,037
Total liabilities and stockholders' equity	$415,941	$393,726

Note: The Condensed Consolidated Balance Sheets at December 26, 2010 and December 27, 2009 have been derived from the audited consolidated financial statements at that date, but do not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended
(In thousands)	December 26, 2010	December 27, 2009

Operating activities
Net income, net of noncontrolling interests	$51,940	$57,453
Adjustments to reconcile net income to net cash provided by operating activities:
Restaurant impairment and disposition losses	253	657
Provision for uncollectible accounts and notes receivable	917	2,242
Depreciation and amortization	32,407	31,446
Deferred income taxes	4,553	7,469
Stock-based compensation expense	6,066	5,817
Excess tax benefit related to exercise of non-qualified stock options	(359)	(1,035)
Other	512	1,672
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(5,022)	155
Inventories	(1,848)	1,096
Prepaid expenses	(1,303)	595
Other current assets	16	2,009
Other assets and liabilities	(935)	(3,507)
Accounts payable	4,579	(1,776)
Income and other taxes payable	286	(3,831)
Accrued expenses	(3,894)	(144)
Unearned franchise and development fees	928	(248)
Net cash provided by operating activities	89,096	100,070

Investing activities
Purchases of property and equipment	(31,125)	(33,538)
Purchases of investments	(549)	(1,187)
Proceeds from sale or maturity of investments	327	335
Loans issued	(2,637)	(11,635)
Loan repayments	3,918	8,496
Acquisitions	-	(464)
Proceeds from divestitures of restaurants	1,397	830
Other	12	756
Net cash used in investing activities	(28,657)	(36,407)

Financing activities
Net repayments from line of credit facility	-	(24,500)
Net repayments from short-term debt - variable interest entities	-	(7,075)
Excess tax benefit related to exercise of non-qualified stock options	359	1,035
Proceeds from exercise of stock options	6,410	9,830
Acquisition of Company common stock	(46,936)	(28,477)
Noncontrolling interests, net of contributions and distributions	338	(84)
Other	96	(27)
Net cash used in financing activities	(39,733)	(49,298)

Effect of exchange rate changes on cash and cash equivalents	62	176
Change in cash and cash equivalents	20,768	14,541
Cash and cash equivalents at beginning of period	25,457	10,916

Cash and cash equivalents at end of period	$46,225	$25,457

Restaurant Progression
Papa John's International, Inc.

	Fourth Quarter Ended December 26, 2010
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	590	20	2,258	715	3,583
Opened	1	2	49	53	105
Closed	-	(1)	(27)	(14)	(42)
Acquired	-	-	-	-	-
Sold	-	-	-	-	-
End of Period	591	21	2,280	754	3,646

	Fourth Quarter Ended December 27, 2009
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	590	23	2,212	633	3,458
Opened	-	3	21	40	64
Closed	(2)	-	(40)	(11)	(53)
Acquired	-	-	-	-	-
Sold	-	-	-	-	-
End of Period	588	26	2,193	662	3,469

Note: Corporate domestic includes 127 majority-owned joint venture restaurants at both December 26, 2010 and December 27, 2009, which are fully consolidated.

Restaurant Progression
Papa John's International, Inc.

	Year Ended December 26, 2010
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	588	26	2,193	662	3,469
Opened	5	8	169	143	325
Closed	(2)	(2)	(82)	(62)	(148)
Acquired	-	1	-	12	13
Sold	-	(12)	-	(1)	(13)
End of Period	591	21	2,280	754	3,646

	Year Ended December 27, 2009
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	592	23	2,200	565	3,380
Opened	5	4	79	128	216
Closed	(8)	(1)	(87)	(31)	(127)
Acquired	11	-	12	-	23
Sold	(12)	-	(11)	-	(23)
End of Period	588	26	2,193	662	3,469

Note: Corporate domestic includes 127 majority-owned joint venture restaurants at both December 26, 2010 and December 27, 2009, which are fully consolidated.

CONTACT:
Papa John’s International, Inc.
David Flanery, 502-261-4753
Chief Financial Officer